EXHIBIT 10.1
June 30, 2008
Martin J. Sullivan,
American International Group, Inc.,
70 Pine Street,
New York, New York 10270.
Martin:
          The Board appreciates your efforts and contributions as President and Chief Executive Officer over the past three years. On behalf of American International Group, Inc. (“AIG”), we are proposing the following retirement and transition arrangements in recognition of over thirty-five years of service.
     1. Acceptance of Resignation
          This letter will serve as acceptance of your resignation as an officer and director of AIG and as an officer and/or director of any of its affiliated companies. The effective date of your resignation will be July 1, 2008.
     2. Benefits
          AIG agrees that your resignation is for “Good Reason” for purposes of your Employment Agreement with AIG, dated June 27, 2005, and amended by the letter dated March 12, 2008 (together, your “Employment Agreement”), and waives any related notice or cure provisions in your Employment Agreement.
          Schedule A sets forth the payments and benefits that you are entitled to receive under Section 9(c) of your Employment Agreement. Schedule B sets forth the long-term incentive and equity-based awards that are subject to Section 5 of the March 12, 2008, amendment to your Employment Agreement, specifies the dates on which you may exercise or will receive cash or shares in settlement of those awards and identifies the dates on which any previously vested option awards will expire. In addition, AIG agrees to pay or provide you with (a) a cash payment in respect of your accrued and unused vacation within 30 days of July 1, 2008, and (b) an office and an assistant through December 31, 2008.

          In consideration of your service to AIG, you will be treated as continuing employment for purposes of the long-term incentive and equity-based awards set forth on Schedule C, which also sets forth the dates on which you will receive cash or shares in settlement of those awards. For purposes of the Performance RSUs for the 2007-2008 and 2008-2009 performance periods under AIG’s Partners Plan and the 2006-2008 performance period under AIG’s Senior Partners Plan, your awards will be prorated in accordance with the treatment provided for participants who retire with the consent of AIG (which proration is reflected on Schedule C), and the awards will be delivered or paid on the same schedule and basis as if you had remained employed.
          AIG agrees to satisfy all obligations to you under the Assurance Agreement, by AIG in favor of eligible employees dated as of June 27, 2005, relating to certain obligations of Starr International Company, Inc. under its Deferred Compensation Profit Participation Plans (the “SICO Plans”), as if you had remained employed with AIG through normal retirement age. As a condition to this benefit, you agree to take all actions that the Compensation Committee may reasonably request upon reasonable advance written notice to effect the reinstatement of your outstanding awards under the SICO Plans (other than a requirement to enter into restrictive covenants other than, or for periods that extend beyond, those provided for in this letter). Schedule D sets forth the contingent AIG shares allocated to you under the SICO Plans.
          AIG confirms that you have been approved for early retirement under AIG’s Excess Retirement Income Plan and Supplemental Executive Retirement Plan, and, to the extent you so request, AIG will use best efforts to cause the trustees of AIG’s United Kingdom Pension Plan to approve you for early retirement treatment under that plan. Schedule E sets forth the AIG defined benefit pension plans in which you participate. Your actual benefits under each of these plans will commence and be determined in accordance with the terms of the plans and the elections that have been or may be made by you. In lieu of the provision of life insurance benefits under Section 9(c)(iv) of your Employment Agreement, you shall continue to participate (generally on the same basis as you currently do) in, and be provided coverage under, the life insurance arrangements in which you currently participate or are provided coverage under for the period specified therein, and in lieu of the provision of benefits under Section 9(c)(vi) of your Employment Agreement, you shall participate in AIG’s retiree medical and life insurance programs (generally on the same basis as other participants in AIG’s Executive Severance Plan as currently in effect) following the provision of benefits under Section 9(c)(iv) of your Employment Agreement.
     3. No Other Benefits; Release Required
          (a) No Other Benefits. Except as described in this letter and the attached Schedules, you will have no rights to any further compensation under your Employment Agreement or under any long-term or equity-based compensation plan of AIG. All other benefits, if any, due to you following the effective date of your resignation shall be determined in accordance with the plans, policies and practices of AIG. You will not participate in any severance plan, policy or program of AIG. You acknowledge and agree that any of your long-term incentive or equity-based awards granted under any AIG plan that are not reflected on Schedule B or Schedule C will be forfeited due to your resignation before the relevant vesting date, and you expressly waive any right or claim to those awards. You acknowledge that you will not be entitled to any long-term incentive or equity-based compensation under any AIG plan or the SICO Plans other than the compensation and benefits set forth on Schedule B through Schedule D, and that you are not eligible to receive retirement benefits under any defined benefit pension plans of AIG other than those plans listed on Schedule E.
     (b) Release Required. Notwithstanding any other provision of your Employment Agreement or this letter to the contrary, you acknowledge and agree that any and all payments and benefits to which you are entitled under Section 9(c) of your Employment Agreement or due to this letter are conditional upon and subject to your execution of a general release and waiver, in the form set forth on Schedule F, of all claims you may have against AIG and its directors, officers and affiliates, except as to matters covered by provisions of your Employment Agreement that expressly survive the termination of your Employment Agreement or by this letter or as otherwise expressly excluded in the general release. If the general release and waiver does not become effective and irrevocable within 45 days of the date of this letter, you will waive all rights to benefits under this letter.
     4. Continuing Covenants; Forfeiture
          (a) Covenants. You and AIG acknowledge and agree as follows:
               (1) Without limitation on any other remedies specified in Section 12 of your Employment Agreement, your payments and benefits under Section 9(c) of your Employment Agreement will be subject to your compliance with the Restrictive Covenants set forth in
Sections 11(a), (b), (d), (e) and (f) of your Employment Agreement (taking into account the exceptions set forth therein) for a “Restricted Period” of 12 months following July 1, 2008.
               (2) Notwithstanding anything to the contrary in Section 5 of the March 12, 2008, amendment to your Employment Agreement or in AIG’s Executive Severance Plan or this letter, you will not be subject to any restrictions on “solicitation” or other restrictive covenants set forth in the award agreements or plans applicable to the awards set forth on Schedule B through Schedule D. However, your entitlement to receive or exercise those awards instead will be subject to the following conditions only:
          (A) You will comply with the Restrictive Covenants set forth in Sections 11(a)(i) through 11(a)(iii) (taking into account the exceptions set forth in Sections 11(a)(iii) and 11(a)(iv)) of your Employment Agreement for a “Restricted Period” of 12 months following July 1, 2008.
          (B) You will comply with the Restrictive Covenants set forth in Section 11(a)(v) of your Employment Agreement for a “Restricted Period” of 24 months following July 1, 2008.
          (C) You will not, in any manner, directly or indirectly, (1) Solicit any Client to transact business with a “Competitive Business” (as defined in Section 11(a)(ii) of your Employment Agreement) or to reduce or refrain from doing any business with AIG or its subsidiaries or (2) interfere with or damage (or attempt to interfere with or damage) any relationship between AIG or its subsidiaries and any such Client, in each case for a period of 36 months following July 1, 2008. For this purpose, “Solicit” means any direct or indirect communication of any kind whatsoever, regardless of by whom initiated, inviting, advising, encouraging or requesting any person or entity, in any manner, to take or refrain from taking any action, and “Client” means any client or prospective client of AIG and its subsidiaries to whom you provided services, or for whom you transacted business, or whose identity became known to you in connection with your relationship with or employment by AIG. AIG agrees that, notwithstanding anything contained in this clause (C), it shall not be a violation of any portion of this clause (C) for you to Solicit any Client to transact business with a private equity firm or hedge fund to the extent permitted by Section 11(a)(iv)(B) of your Employment Agreement.
          (D) If you fail to satisfy any of the conditions set forth in clauses (A) through (C) above, or if you fail to fulfill the duties described in Sections 11(b), (d), (e) and (f) of your Employment Agreement, you will forfeit the right to receive any of the long-term incentive and equity-based awards set forth on Schedule B through Schedule D that have not vested (or, if applicable, been exercised) prior to the date any such breach is determined to have occurred, and, as a remedy for such breach, AIG will be entitled to immediately terminate those awards and cease paying any amounts remaining due with respect to any such awards.
               (3) AIG agrees that your retention of a copy of your electronic rolodex will not violate any of the restrictive covenants in your Employment Agreement, this letter or any other plan or agreement.
          (b) Forfeiture. Notwithstanding anything to the contrary in this letter, no further payments or benefits shall be due under your Employment Agreement or this letter if, at any time prior to the time when any payment is made or benefit provided pursuant to your Employment Agreement or this letter, the Board determines, in accordance with the procedures set forth in Section 9(a) of your Employment Agreement, that grounds existed, on or prior to July 1, 2008, for the Company to terminate your employment for “Cause” (as defined in Section 9(a) of your Employment Agreement); provided, however, that you shall in all events be entitled to receive the Accrued Obligations and the cash payment in respect of your accrued and unused vacation described in Section 2 of this letter.
     5. Section 409A
          You and AIG agree that your Employment Agreement will be interpreted and administered in a manner that complies with Section 409A. Notwithstanding anything in your Employment Agreement or Section 1 of this letter to the contrary, you and AIG agree that your Employment Agreement will be interpreted and administered so that distributions that are conditioned upon termination of your employment with AIG will be conditioned upon your “separation from service” with AIG within the meaning of Section 409A. For purposes of determining the First Payment Date under your Employment Agreement and the commencement date of any other payments or benefits that are subject to the six-month delay due to Section 409A, your “separation from service” with AIG within the meaning of Section 409A will be June 15, 2008. Each payment under your Employment Agreement and any other AIG plan in which you participate (including the SICO Plans) will be treated as a separate payment for purposes of Section 409A. Any reimbursements to which you may be entitled will not offset any amounts payable to you under your Employment Agreement or this letter, and any reimbursements will be made to you no later than the end of the calendar year in which such expenses were incurred and otherwise in accordance with the reimbursement rules of Section 409A.
     6. General Provisions
          (a) Interpretation. Capitalized terms used in this letter that are not defined in this letter have the meanings as used or defined in your Employment Agreement. References to Schedules are to the Schedules attached hereto. The words “include,” “includes” and “including” will be deemed to be followed by the words “without limitation.” For the avoidance of doubt, notwithstanding that any Schedule may provide for a payment or delivery date with respect to an award or plan in which you participate, if the award or plan would provide for any earlier payment on your death, the award or plan will control in that circumstance. In addition, in the event of your death prior to the payment or provision of benefits described in this letter and the Schedules attached hereto, such payments or benefits will be provided to your estate (in the case of insurance benefits, in accordance with terms of the relevant plan).
          (b) Entire Agreement; Amendments; Survival; Miscellaneous. This letter constitutes the entire understanding and agreement between you and AIG with regard to all matters addressed herein. Other than your Employment Agreement and this letter, there are no other agreements, conditions, or representations, oral or written, express or implied, with regard to the matters addressed herein. This letter represents your and AIG’s mutual agreement with respect to your compensation and benefits under your Employment Agreement, and in the event of any express inconsistency between this letter and your Employment Agreement, this letter will control. Except to the extent that this letter supersedes your Employment Agreement, your Employment Agreement (including Section 13) will survive in accordance with its terms. The provisions of Section 15 of your Employment Agreement will apply to this letter as if set forth herein (substituting references to “this Agreement” with “this letter”). This letter may be amended only in writing, signed by the parties hereto.
*               *               *

          If you agree that this letter appropriately represents our understanding, please sign and return this letter, which will become a binding agreement on our receipt.

Very truly yours, American International Group, Inc.
By:	/s/ Andrew J. Kaslow
Andrew J. Kaslow
Senior Vice President and Chief Human Resources Officer

Accepted and agreed:

/s/ Martin J. Sullivan
Martin J. Sullivan

Schedule A

§ 9(c)	Payment or Benefit	Amount/Time Period	Payment Date
(i)	Accrued Obligations	To be determined in accordance with the Employment Agreement	To be paid in accordance with § 9(c)(i) of the Employment Agreement

(ii)	Pro-Rata Bonus	$4,000,000	To be paid on First Payment Date

(iii)	Severance	$15,000,000	To be paid in installments, beginning on First Payment Date, in accordance with § 9(c)(iii) of the Employment Agreement, with the first installment to be in the amount of $7.5 million

(iv)	Continued active employee health benefits	36 months	To be provided beginning July 1, 2008, with any related payment obligation subject to Section 409A to be provided beginning on First Payment Date

(iv)	Continued active employee life benefits	36 months	To be provided beginning July 1, 2008, in accordance with the letter, with any reimbursement payment and related payment obligation subject to Section 409A to be provided beginning on First Payment Date*

(v)	Additional age and service credit under AIG’s nonqualified pension plans	36 months	N/A

(vi)	Retiree medical benefits	N/A	To be provided beginning July 1, 2011, in accordance with the letter

§ 9(c)	Payment or Benefit	Amount/Time Period	Payment Date
(vi)	Retiree life benefits	N/A	To be provided beginning July 1, 2011, in accordance with the letter (unless otherwise waived by the participant in writing)

*	Between July 1, 2008, and the First Payment Date, the participant will make any life insurance premium payments that become due, and AIG will reimburse the participant on the First Payment Date. For the avoidance of doubt, the participant will not be entitled to any related payment in respect of imputed income (if any) associated with life insurance policies.

A-2

Schedule B

Award	Amount	Dates
06-07 Performance RSUs	11,510 AIG shares	Vest and deliver January 1, 2010

AIG DCPPP RSUs	32,000 AIG shares	Vest and deliver May 1, 2009

AIG DCPPP RSUs	32,000 AIG shares	Vest and deliver May 1, 2010

04-06 Senior Partner Units	$2,891,875 plus dividend-related payments	To be paid January 1, 2010, with dividend-related payments to be made in accordance with plan terms for active participants

05-07 Senior Partner Units	$2,717,000 plus dividend-related payments	To be paid January 1, 2011, with dividend-related payments to be made in accordance with plan terms for active participants

AIG 2005 Senior Partners Plan	$2,750,000 plus dividend-related payments	To be paid January 1, 2011, with dividend-related payments to be made in accordance with plan terms for active participants

Options to purchase AIG shares at $59.35/share	25,000 options	Become exercisable in equal installments on September 1 of 2008 and 2009; terminate April 1, 2011

Options to purchase AIG shares at $71.00/share	131,250 options	Become exercisable in equal installments on December 11 of 2008, 2009 and 2010; terminate April 1, 2011

Options to purchase AIG shares at $57.05/share	107,553 options	Become exercisable in equal installments on December 13 of 2008, 2009 and 2010; terminate April 1, 2011

Options to purchase AIG shares at $65.99/share	43,288 options	Become exercisable in equal installments on December 14 of 2008 and 2009; terminate April 1, 2011

Options to purchase AIG shares at $64.47/share	12,500 options	Become exercisable December 16, 2008; terminate April 1, 2011

Options to purchase AIG shares at $46.53/share	9,375 options	Exercisable now; terminate December 14, 2008

Options to purchase AIG shares at $60.13/share	7,500 options	Exercisable now; terminate September 15, 2009

Award	Amount	Dates
Options to purchase AIG shares at $96.56/share	7,000 options	Exercisable now; terminate December 14, 2010

Options to purchase AIG shares at $79.61/share	15,000 options	Exercisable now; terminate April 1, 2011

Options to purchase AIG shares at $61.30/share	40,000 options	Exercisable now; terminate April 1, 2011

Options to purchase AIG shares at $47.00/share	40,000 options	Exercisable now; terminate April 1, 2011

Options to purchase AIG shares at $63.95/share	40,000 options	Exercisable now; terminate April 1, 2011

Options to purchase AIG shares at $64.47/share	37,500 options	Exercisable now; terminate April 1, 2011

Options to purchase AIG shares at $59.35/share	25,000 options	Exercisable now; terminate April 1, 2011

Options to purchase AIG shares at $65.99/share	43,287 options	Exercisable now; terminate April 1, 2011

Options to purchase AIG shares at $71.00/share	43,750 options	Exercisable now; terminate April 1, 2011

B-2

Schedule C

Award	Amount	Dates
06-07 Performance RSUs	11,510 AIG shares	Vest and deliver January 1, 2012

07-08 Performance RSUs	28,800 AIG shares multiplied by percentage of Performance RSUs earned under Partners Plan	Vest and deliver in equal installments on January 1 of 2011 and 2013

08-09 Performance RSUs	9,600 AIG shares multiplied by percentage of Performance RSUs earned under Partners Plan	Vest and deliver in equal installments on January 1 of 2011 and 2012

AIG DCPPP RSUs	12,800 AIG shares	Vest and deliver March 1, 2012

04-06 Senior Partner Units	$2,891,875 plus dividend-related payments	To be paid January 1, 2012, with dividend-related payments to be made in accordance with plan terms for active participants

05-07 Senior Partner Units	$2,717,000 plus dividend-related payments	To be paid January 1, 2013, with dividend-related payments to be made in accordance with plan terms for active participants

06-08 Senior Partner Units	1,667 Units, multiplied by value per Unit under Senior Partners Plan, plus dividend-related payments	To be paid in equal installments on January 1 of 2011 and 2012, with dividend-related payments to be made in accordance with plan terms for active participants

Schedule D

Award	Amount	Dates
SICO Plans	218,433 AIG shares	To be delivered in accordance with the terms of the SICO Plans (consistent with the participant’s elections)

Schedule E
Plan*
AIG Retirement Plan
AIG United Kingdom Pension
Plan**
Excess Retirement Income
Plan
Supplemental Executive
Retirement Plan

* Before September 1, 2008, AIG will provide the participant with: (a) a memorandum setting forth benefit calculations and alternative forms of benefits (including (i) any available elections as to timing of payments and (ii) the available elections as to form of payments, including elections under Section 6.2 of each of the AIG Excess Retirement Income Plan and Supplemental Executive Retirement Plan (each as amended and restated effective January 1, 2008)) under each pension plan (with such calculations to give effect to Section 9(c)(v) of the Employment Agreement); and (b) the forms or other documents or instruments necessary for making the aforementioned elections under each pension plan.
** For the avoidance of doubt, the AIG United Kingdom Pension Plan is a foreign deferred compensation plan for purposes of Section 4 of the AIG Supplemental Executive Retirement Plan.

Schedule F
RELEASE OF CLAIMS
1. Release of Claims
     In partial consideration of the payments and benefits described in Section 9 of the employment agreement (the “Employment Agreement”), effective March 14, 2005, by and between Martin J. Sullivan (“Executive”) and American International Group, Inc. (the “Company”) as amended by the letter between Executive and the Company dated March 12, 2008 (the “Letter”), to which Executive agrees Executive is not entitled until and unless he executes this Release, Executive, for and on behalf of himself and his heirs and assigns, subject to the following two sentences hereof, hereby waives and releases any employment, compensation or benefit-related common law, statutory or other complaints, claims, charges or causes of action of any kind whatsoever, both known and unknown, in law or in equity, which Executive ever had, now has or may have against the Company and its shareholders (other than C.V. Starr & Co., Inc. and Starr International Company, Inc.), subsidiaries, successors, assigns, directors, officers, partners, members, employees or agents (collectively, the “Releasees”) by reason of facts or omissions which have occurred on or prior to the date that Executive signs this Release, including, without limitation, any complaint, charge or cause of action arising under federal, state or local laws pertaining to employment, including the Age Discrimination in Employment Act of 1967 (“ADEA,” a law which prohibits discrimination on the basis of age), the National Labor Relations Act, the Civil Rights Act of 1991, the Americans With Disabilities Act of 1990, Title VII of the Civil Rights Act of 1964, all as amended; and all other federal, state and local laws and regulations. By signing this Release, Executive acknowledges that he intends to waive and release any rights known or unknown that he may have against the Releasees under these and any other laws; provided, that Executive does not waive or release claims with respect to the right to enforce (i) the Employment Agreement as amended by the Letter and (ii) the letter from the Company to Executive dated June 30, 2008 (the “Unreleased Claims”). Notwithstanding the foregoing, Executive does not release, discharge or waive any rights to indemnification that he may have under the certificate of incorporation, the by-laws or equivalent governing documents of the Company or its subsidiaries or affiliates, the laws of the State of Delaware or any other state of which such subsidiary or affiliate is a domiciliary, or any indemnification agreement between Executive and the Company, or any rights to insurance coverage under any directors’ and officers’ personal liability insurance or fiduciary insurance policy.
2. Proceedings
     Executive acknowledges that he has not filed any complaint, charge, claim or proceeding, except with respect to an Unreleased Claim, if any, against any of the Releasees before any local, state or federal agency, court or other body (each individually a “Proceeding”). Executive represents that he is not aware of any basis on which such a Proceeding could reasonably be instituted. Executive (i) acknowledges that he will not initiate or cause to be initiated on his behalf any Proceeding and will not participate in any Proceeding, in each case, except as required by law; and (ii) waives any right he may have to benefit in any manner from any relief (whether monetary or otherwise) arising out of any Proceeding, including any Proceeding conducted by the Equal Employment Opportunity Commission

(“EEOC”). Further, Executive understands that, by executing this Release, he will be limiting the availability of certain remedies that he may have against the Company and limiting also his ability to pursue certain claims against the Releasees. Notwithstanding the above, nothing in Section 1 of this Release shall prevent Executive from (i) initiating or causing to be initiated on his behalf any complaint, charge, claim or proceeding against the Company before any local, state or federal agency, court or other body challenging the validity of the waiver of his claims under the ADEA contained in Section 1 of this Release (but no other portion of such waiver); or (ii) initiating or participating in an investigation or proceeding conducted by the EEOC.
3. Time to Consider
     Executive acknowledges that he has been advised that he has twenty-one (21) days from the date of receipt of this Release to consider all the provisions of this Release and he does hereby knowingly and voluntarily waive said given twenty-one (21) day period. EXECUTIVE FURTHER ACKNOWLEDGES THAT HE HAS READ THIS RELEASE CAREFULLY, HAS BEEN ADVISED BY THE COMPANY TO, AND HAS IN FACT, CONSULTED AN ATTORNEY, AND FULLY UNDERSTANDS THAT BY SIGNING BELOW HE IS GIVING UP CERTAIN RIGHTS WHICH HE MAY HAVE TO SUE OR ASSERT A CLAIM AGAINST ANY OF THE RELEASEES, AS DESCRIBED IN SECTION 1 OF THIS RELEASE AND THE OTHER PROVISIONS HEREOF. EXECUTIVE ACKNOWLEDGES THAT HE HAS NOT BEEN FORCED OR PRESSURED IN ANY MANNER WHATSOEVER TO SIGN THIS RELEASE, AND EXECUTIVE AGREES TO ALL OF ITS TERMS VOLUNTARILY.
4. Revocation
     Executive hereby acknowledges and understands that Executive shall have seven (7) days from the date of his execution of this Release to revoke this Release (including, without limitation, any and all claims arising under the ADEA) and that neither the Company nor any other person is obligated to provide any benefits to Executive pursuant to Section 9 of the Employment Agreement until eight (8) days have passed since Executive’s signing of this Release without Executive having revoked this Release, in which event the Company immediately shall arrange and/or pay for any such benefits otherwise attributable to said eight- (8) day period, consistent with the terms of the Employment Agreement. If Executive revokes this Release, Executive will be deemed not to have accepted the terms of this Release, and no action will be required of the Company under any section of this Release.
5. No Admission
     This Release does not constitute an admission of liability or wrongdoing of any kind by Executive or the Company.
6. General Provisions
     A failure of any of the Releasees to insist on strict compliance with any provision of this Release shall not be deemed a waiver of such provision or any other provision hereof. If any provision of this Release is determined to be so broad as to be unenforceable, such provision shall be interpreted to be only so broad as is enforceable, and in the event that any provision is determined to be entirely

F-2

unenforceable, such provision shall be deemed severable, such that all other provisions of this Release shall remain valid and binding upon Executive and the Releasees.
7. Governing Law
     The validity, interpretations, construction and performance of this Release shall be governed by the laws of the State of New York without giving effect to conflict of laws principles.
     IN WITNESS WHEREOF, Executive has hereunto set Executive’s hand as of the day and year set forth opposite his signature below.

DATE	Martin J. Sullivan

F-3